Exhibit 10.10

Dated: 21st August 2020

(1)Brakes Bros Ltd

(2)Tim Ørting Jørgensen

Executive Agreement

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CONTENTS

Clause    Page
1DEFINITIONS AND INTERPRETATION    3
2ENTIRE AGREEMENT    6
3APPOINTMENT DURATION AND NOTICE    7
4PAYMENT IN LIEU OF NOTICE    7
5DUTIES    8
6PLACE OF WORK    8
7HOURS OF WORK    8
8REMUNERATION    8
9BONUS    9
10EXPENSES    9
11CAR OR CAR ALLOWANCE    9
12COMPANY BENEFITS    10
13PENSION    10
14HOLIDAY    11
15INCAPACITY AND SICK PAY    12
16CONFLICT OF INTEREST    12
17RESTRICTIVE COVENANTS    13
18CONFIDENTIALITY    14
19INTELLECTUAL PROPERTY RIGHTS    15
20RETURN OF COMPANY PROPERTY    16
21TERMINATION AND GARDEN LEAVE    17
22DUTY TO NOTIFY OF NEW EMPLOYMENT    18
23RIGHTS FOLLOWING TERMINATION    19
24DISCIPLINARY AND GRIEVANCE PROCEDURES    19
25THIRD PARTY RIGHTS    19
26DATA PROTECTION    19
27NOTICES    19
28MISCELLANEOUS    20
Schedules

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THIS AGREEMENT is made on 21st August 2020

BETWEEN

(1)    BRAKE BROS LTD whose registered office is at Enterprise House, Eureka Business Park,
Ashford, Kent TN25 4AG (the “Company”); and

(1)    Tim Ørting Jørgensen of Apartment 3, Pall Mall, London. SW1Y 5JG (the “Employee”).

OPERATIVE PROVISIONS

1.DEFINITIONS AND INTERPRETATION

1.1In this Agreement the following expressions have the following meanings:

“Automatic Enrolment Laws” the provisions of Part I of the Pensions Act 2008 and the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010

“Board”    the Board of directors of the Company from time to time (including any committee of the Board duly appointed by it)

“Commencement Date”    4th January 2021

“Confidential Information”    trade secrets or other technical or commercially
sensitive information of the Company or any Group Company and its/ their officers, shareholders, customers, clients or suppliers in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) and whether or not marked “confidential”, providing that the foregoing shall not apply to information widely known outside of the Group or which has been publicly available or disseminated by the Group, save (in either case) through the default of the Employee. By way of illustration only, without limitation, the following may be confidential information:

research and development; Employment Inventions; information relating to the business, products, affairs and finances of the Company or any Group Company; methods of manufacture or production, process and production controls including quality controls; plans, strategies and tactics; suppliers and manufacturers and their production and delivery capabilities; identity and contact details of clients, customers and details of their particular requirements; Connections; costings, profit margins, discounts, rebates and other financial information; marketing strategies and tactics; current activities and current and future plans relating to all sales including the timing of all or any such matters; the development of new products and services and/or new lines of business; production or design secrets; technical design, data or specifications of the Company’s products or services; information about employees including their particular areas of expertise and terms of employment; remuneration and benefit strategies for

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employees; and career path and appraisal details of employees

“Connections”    work-related contacts and contact details obtained during the Employee’s employment with the Company or resulting from the performance of his duties which are retained in electronic profile pages within social networking sites such as Facebook,
LinkedIn, Twitter and similar

“Critical Person”    any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and:

(i)with whom the Employee had material contact in the course of that person’s employment, appointment or engagement during the Relevant Period; or

(ii)for whose activities on behalf of the Company the Employee had direct or indirect responsibility during the Relevant Period

“Employment Inventions”    any invention which is made wholly or partially by the
Employee at any time in the course of his employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources and whether or not recorded in material form)

“Employment IPRs”    Intellectual Property Rights created by the Employee
in the course of his employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources)

“ERA”    the Employment Rights Act 1996

“Group”    the Company and every Group Company wherever registered or incorporated

“Group Company”    the Company and its Parent Undertakings, its
Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006)

“Intellectual Property Rights” patents, rights to inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist

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or will subsist now or in the future in any part of the world

“Inventions”    any invention, idea, discovery, development, improvement or innovation whether or not patentable or capable of registration and whether or not recorded in any medium

“PAYE deductions”    deductions made to comply with or meet any liability
of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions

“Products or Services”    products or services which are of the same kind as,
or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Company or Relevant Group Company within the Relevant Period

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“Recognised Investment Exchange”

has the meaning give to it in section 285 of the Financial Services and Markets Act 2000

“Relevant Customer”    any person, firm, company or organisation who or
which at any time during the Relevant Period is or was:

(a)negotiating with the Company or any other Group Company for the sale or supply of Products or services; or

(b)    a client or customer of, or in the habit of dealing with, the Company or any other Group Company for the sale or supply of products or services,

and in each case:

(a)with whom or which the Employee had material contact or dealings or about whom or which the Employee was in possession of Confidential Information during the Relevant Period in the course of his employment; and/or

(b)with whom any employees of the Company or any other Group Company reporting to the Employee had material contact or dealings during the Relevant Period in the course of their employment

“Relevant Group Company” any Group Company (other than the Company) for which the Employee has performed services under this Agreement or for or in respect of which he has had operational or management responsibility at any time during the Relevant Period

“Relevant Period”    the period of 12 months immediately before the
Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to clause 21.2

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“Relevant Products or Services” products or services of the Company or any other
Group Company with which sale or supply promotion or provision on a trial basis the Employee was directly or otherwise materially concerned or connected or of which he had personal knowledge during the Relevant Period

“Relevant Supplier”    any business which at any time during the Relevant
Period has supplied products or services to the Company or any Relevant Group Company and:

(i)with which the Company or any Relevant Group Company has exclusive, special or favourable terms which the Company or Relevant Group Company could not easily obtain from a replacement supplier;

(ii)with which the Employee had material contact or dealings or about which the Employee was in possession of Confidential Information in the Relevant Period during the course of his employment

“Restricted Territory”    any area or territory:

(i)in which the Employee worked during the Relevant Period; and/ or

(ii)in relation to which the Employee was responsible for, or involved in, the supply of Relevant Products or Services in the Relevant Period

“Termination Date”    the date on which the Employee’s employment under
this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination

“WTR”    Working Time Regulations 1998

1.2References to “clauses” are to clauses of this Agreement unless otherwise specified.

1.3Unless otherwise required words denoting the singular include the plural and vice versa.

1.4References to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5Clause headings are included for convenience only and do not affect its construction.

2.ENTIRE AGREEMENT

2.1This Agreement supersedes any prior agreement or arrangement in respect of the employment relationship between the Company and the Employee from the Commencement Date and, in the case of the Group, the Company acts as agent for any Group Company.

2.2Neither party has entered into this Agreement in reliance upon, or shall have any remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person) which is not expressly set out in this Agreement.

2.3The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.

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1.4Nothing in this clause 2 shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.

1.5The Employee acknowledges, warrants and undertakes that:

2.5.1by entering into this Agreement and fulfilling his obligations under it, he is not and will not be in breach of any obligation to any third party;

2.5.2he is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing his duties in accordance with the terms and conditions of this Agreement;

2.5.3he is entitled to work in the UK without any additional approvals and will notify the Company immediately if he ceases to be so entitled during this Agreement or is prevented or restricted from holding office as director or fulfilling the duties of director;

2.5.4he will at all times comply fully with the Company’s anti-corruption and bribery policy and related procedures;

2.5.5in the event of any claim that he is in breach of any of the above warranties, he will indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur in respect of such claim; and

2.5.6he holds all necessary third-party qualifications, permissions, authorisations and/or approvals to fulfil his obligations under this Agreement and shall notify the Company immediately if he ceases to hold any such qualification, permission, authorisation or approval or becomes subject to any inquiry, investigation or proceedings that may lead to the loss of or restriction to such qualification, permission, authorisation or approval.

3.APPOINTMENT DURATION AND NOTICE

3.1The Employee is appointed as EVP & President, Foodservice Operations – International and may, at the request of the Company, be appointed a director of the Company or any Group Company. The Company has the right in its absolute discretion to change the person or persons to whom the Employee reports or on a restructuring of the Company (or part of the Company to which the Employee is assigned) to introduce additional layers of management senior to the Employee.

3.2The Employee’s continuous employment with the Company for the purposes of the ERA commenced on the Commencement Date and will continue subject as follows for a fixed term of 3 years until 4th January 2024 (the “Initial Term”) and thereafter unless and until the employment is terminated by either party at any time whether before or after the Initial Term in accordance with clause 3.3 below.

3.3The Employee’s employment will continue unless and until terminated:

3.3.1in the circumstances described in clauses 4 or 21; or

3.3.2subject to clause 3.4, by either party giving to the other written notice of the period specified in The Schedule.

3.4Where notice is given by the Company in accordance with clause 3.3.2 before the expiry of the Initial Term, the notice period due shall be the greater of:

3.4.1the period from the date on which notice is given to the date of expiry of the Initial Term; and

3.4.212 months.

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1.5The Company reserves the right to transfer the Employee’s employment under this Agreement to another Group Company at any time at its discretion.

4.PAYMENT IN LIEU OF NOTICE

4.1Without prejudice to clauses 4.2, 21.1 and 21.2, at its absolute discretion the Company may terminate this Agreement and the Employee’s employment with immediate effect at any time by giving him written notice and paying him the following:

4.1.1basic salary at the rate applicable at the Termination Date (less PAYE deductions) in lieu of the notice period or remainder of the notice period

4.1.2Payment in respect of the Annual Incentive scheme at the ‘target’ pay-out amount (less PAYE deductions) in lieu of the notice period or remainder of the notice period

4.2The Employee shall not be entitled to any payment in lieu of notice pursuant to this clause if the Company would be entitled to terminate his employment without notice in accordance with clause 21.

5.DUTIES

5.1The Employee will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board determines from time to time.

5.2Except when prevented by illness, accident or holiday the Employee will devote the whole of his time and all of his attention and skill to the affairs of the Company and, where appropriate, the Group, and will promote, protect, develop and extend the business of the Company and the Group. He will not knowingly or deliberately do anything which is to its (or their) detriment, including having any direct or indirect involvement in discussions with any other employees of the Company or the Group, head-hunters or potential employers about his leaving the employment of the Company together with other employees of the Group in order to join a new employer as part of a team of more than one person.

5.3The Employee will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate the Group, and his employment under this Agreement. He furthermore undertakes to disclose immediately to the Board anything of which he becomes aware or in which he becomes involved which affects adversely or may affect adversely the business, interests or reputation of the Company or any Group Company including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty or company rules whether by himself or by a director or employee of the Company or any Group Company, irrespective of whether he may incriminate himself by so doing.

5.4The Employee undertakes not to use social media in a way that breaches the terms of this Agreement or any of the Company’s policies, particularly (but not limited to) by breaching his obligations of confidentiality under clause 18, breaching copyright, making disparaging or defamatory remarks about the Company or any Group Company or about their respective officers, employees, customers, clients or competitors or by harassing or bullying any staff members in any way. Any personal communications made by the Employee via social media shall be clearly and identifiably his own and shall not purport or appear to be representative of views held by the Company, any Group Company or any other person employed by or associated with the Company. The Employee will immediately on request by the Company withdraw, delete or amend any such publication made by him on any social media or other website.

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6.PLACE OF WORK

The Employee will be based from the Sysco Europe office in London and at such other place or places as the Company reasonably requires. The Employee may be required to travel both inside and outside the United Kingdom in the course of his duties.

7.HOURS OF WORK

The Employee will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of the Employee’s seniority and managerial duties and responsibilities, the Employee is regarded as a “managing Employee” for the purposes of the WTR and accordingly the maximum weekly working hours provided for under the WTR do not apply to him.

8.REMUNERATION

8.1The Company will pay the Employee a salary at the rate specified in The Schedule (inclusive of any fees to which he may become entitled as director of the Company or any Group Company) which salary will accrue from day to day and be payable in arrears by equal monthly instalments on or before the last day of each month.

8.2The fact that the Employee’s salary may be increased in any year or years during his employment does not confer any right on the Employee to receive any increase in any subsequent year and no increase will be payable if the Employee is under notice of termination or in receipt of benefits under the Company’s permanent health insurance scheme.

8.3The Employee hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by him to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Employee and any deduction pursuant to clauses 13 and 14.6.

9.BONUS

9.1During this Agreement, at the absolute discretion of the Board, the Employee may be allowed to participate in such bonus scheme or schemes as the Company operates for employees of comparable status to incentivise performance and reward future loyalty and on such terms (including any performance targets or criteria) as the Board may determine from time to time.

9.2Without prejudice to clause 9.1 participation in any scheme shall be subject to the following;

9.2.1payments under any such scheme for any year will not confer on the Employee any right to participate or to be paid in the following year or any subsequent years;

9.2.2any payments are conditional on the Board being satisfied with the Employee’s performance and conduct up to the date of payment;

9.2.3any such scheme is entirely discretionary in nature and is not incorporated by reference into this Agreement;

9.2.4bonus payments are non-pensionable and are subject to PAYE deductions.

10.EXPENSES

The Employee will be reimbursed all out of pocket expenses wholly, exclusively and necessarily incurred by him in the performance of his duties under this Agreement on hotel, travelling, and other similar items provided that he complies with the Company’s current

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policy relating to expenses and produces to the Company satisfactory evidence of expenditure.

11.CAR OR CAR ALLOWANCE

11.1The Company shall during the term of this Agreement provide the Employee with either a car allowance of £11,500 per annum or a company car the type and model of which will be commensurate with his status for use in the performance of his duties under this Agreement. Where the Employee chooses to have a company car, provision and use of the car shall at all times be in accordance with the Company’s car policy as amended from time to time and shall be dependent upon the Employee being legally able to drive. The Company will pay all costs of road fund licence, insurance premiums and running expenses in respect of the car including fuel, oil, maintenance and repairs.

11.2The Employee will be permitted reasonable use of the company car for his own private purposes (including use on holidays) but must pay all fuel expenses directly attributable to such use. The Employee will take good care of the car and will observe the terms and conditions of any policy of insurance and all regulations issued from time to time by the Company regarding the use of cars provided to its officers or employees.

11.3On the termination of his employment under this Agreement for any reason the Employee will immediately return the car, its keys and all documents relating to it to the Company at its principal place of business or as otherwise directed by the Company.

11.4Where the Employee elects to be paid a car allowance (rather than be provided with a company car) in accordance with clause 11.1 above, the Employee acknowledges that the car allowance is non-pensionable and will be subject to statutory deductions. The car allowance would be paid on the basis that the Employee provides his own car for business and personal use during the continuance of his employment and pays all costs related to it (including licence, insurance, repairs and maintenance), ensures that at all times the car is in the condition required by law and insured for business purposes, indemnifies the Company against all losses suffered in connection with the car which are not covered by insurance and the car used by the Employee is of a type and in a condition suitable for business purposes and commensurate with his status. The Company will, during the term of this Agreement, reimburse the Employee for any fuel expenses wholly and necessarily incurred by him in the performance of his duties at the rate to be determined by the Company subject to the completion and authorisation of a claim form.

12.COMPANY BENEFITS

12.1Subject to underwriting at a reasonable cost to the Company and to the Employee satisfying the normal underwriting requirements of the relevant insurance provider during this Agreement, the Employee will be entitled to participate at the Company’s expense in:

12.1.1such life assurance scheme as the Company may operate at the level specified in The Schedule;

12.1.2such private medical expenses insurance scheme as the Company may operate for the benefit of those persons specified in The Schedule; and

12.1.3such permanent health insurance scheme as the Company may operate subject to clause 15.3.

12.2If the relevant insurance provider of any permanent health insurance, life assurance, private medical insurance or other insurance referred to in clause 12.1 refuses for any reason to provide the applicable insurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.

12.3The Employee’s participation in any scheme referred to in clause 12.1 will be subject to the rules of the relevant scheme from time to time in force and the Employee will be responsible for any tax falling due.

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1.4The Company expressly reserves the right to at any time withdraw, reduce or vary the Employee’s entitlement under or participation in any schemes or benefits and specifically those referred to in this clause 12 without compensation and clause 12 is to be read as subject to this provision.

13.PENSION

13.1Subject to clauses 13.2 and 13.3, during this Agreement the Employee is entitled to participate in such pension scheme as is notified to the Employee by the Company from time to time. The Company will pay contributions to such pension scheme as is notified to the Employee by the Company from time to time for the benefit of the Employee. The amount of such contributions is set out in The Schedule. As an alternative, the Employee may opt not to participate in any such pension scheme and instead choose to receive a cash allowance which would be subject to PAYE deductions.

13.2Membership of any pension scheme is subject to the trust deed and rules or the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. A copy of the trust deed and rules or policy for the relevant scheme can be obtained on written application to the Company Secretary. If the Employee’s rights or benefits under the relevant pension scheme are altered or discontinued, the Company will not be obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to the Employee.

13.3The Company will comply with its employer duties under the Automatic Enrolment Laws in respect of the Employee and will automatically enrol or re-enrol the Employee into a pension scheme as and when required by law. The Employee is required to notify the Company in writing if he has registered for, or is otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of his being automatically enrolled or re-enrolled into a pension scheme. The Company will have no liability to the Employee in respect of any adverse tax consequences of his automatic enrolment or re-enrolment where the Employee fails to provide such notification, or where the notification is provided less than one week prior to the Employee’s automatic enrolment or re-enrolment date.

14.HOLIDAY

14.1Subject to clauses 14.2 to 14.5 the Employee will be entitled to the number of working days’ holiday specified in The Schedule (in addition to normal public holidays) in each holiday year to be taken at such time or times as may be approved in advance by the Board. The Company’s holiday year runs from 1 April to 31 March.

14.2Should the Employee be absent from work for any period of 3 months or more due to illness or incapacity, holiday entitlement in excess of the statutory minimum will not accrue.

14.3Subject to clauses 14.4 and 14.5, in each holiday year the Employee will be expected to take at least the holiday to which he is entitled under the WTR. The Employee is not entitled to carry forward any holiday save in the circumstances set out in clause 14.4.

14.4At the discretion of the Board, and subject to any lawful conditions the Board may impose, the Employee may carry forward up to four weeks’ holiday entitlement to the following holiday year in the event he is unable, due to illness or incapacity, to take at least four weeks’ holiday entitlement in the year in which it accrues. However, any unused holiday entitlement carried forward in this way will lapse if it remains untaken 15 months after the end of the holiday year in which it is accrued. For the avoidance of doubt, any paid holiday actually taken in any leave year will be deemed to have been the Employee’s four-week statutory holiday entitlement.

14.5The Employee’s entitlement to paid holiday in the holiday year in which his employment terminates or commences will be pro rata for each completed calendar month of service in that year. The Board may require the Employee to take any accrued but untaken holiday entitlement during his notice period. Holiday entitlement in excess of the statutory

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minimum shall not accrue during any period of garden leave arising on the Company exercising its rights under clause 21.2.

1.6Subject to clause 14.7, where the Employee has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro rata basis.

1.7If the Company terminates the Employee’s employment immediately by summary notice in writing pursuant to clause 21.1 of this Agreement or if the Employee has terminated his employment in breach of this Agreement any payment due to the Employee under clause 14.6 as a result of untaken holiday will be limited to the Employee’s statutory holiday entitlement only. Re-imbursement of excess holiday taken by the Employee shall be recoverable from the Employee in full at the rate at which it was paid to him.

15.INCAPACITY AND SICK PAY

15.1If the Employee is absent from his duties as a result of illness or injury he will notify the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more, he will produce to the Company a medical certificate to cover the duration of such absence.

15.2Subject to the rest of this clause 15 and subject to the receipt of the appropriate certificates in accordance with clause 15.1, if the Employee is absent from his duties as a result of illness or injury he will be entitled to be paid at the rate and for the period specified in The Schedule (whether the absence is intermittent or continuous) subject to deduction of any statutory sick pay received by the Employee. Once the Employee has exhausted his entitlement to sick pay in any 12-month period, he will not be entitled to any further payment of sick pay after this period until he has returned to work and had no further absences for a period of 3 months. Any payment made in excess of statutory entitlement is paid entirely at the discretion of the Company. The Employee will not be entitled to any payment other than statutory sick pay if he is subject to any current disciplinary investigation or proceedings.

15.3Without prejudice to the Company’s right to terminate this Agreement pursuant to clause 21.1 the Company reserves the right to terminate this Agreement notwithstanding any right the Employee might have to participate in any permanent health insurance scheme referred to in clause 12.1.3 or to receive sick pay or other benefits.

15.4Whether or not the Employee is absent by reason of sickness, injury or other incapacity the Employee will, at the request of the Board, agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Employee hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require. Entitlement to sick pay in excess of statutory sick pay pursuant to clause 15.2 will be conditional on the Employee complying with the terms of this clause.

15.5If the Employee’s absence is due to the actionable negligence of a third party in respect of which damages are recoverable, all sums paid by the Company during the period of absence will constitute loans to the Employee who will without delay notify the Company of all the relevant circumstances and of any claim, settlement or judgment made or awarded in relation to such negligence and, if the Company so requires, refund to the Company such sum as the Company may reasonably determine that the Company has paid as sick pay.

16.CONFLICT OF INTEREST

16.1The Employee will disclose promptly to the Board in writing all his interests in any business other than that of the Company and the Group and any interests of his spouse, partner or children to the extent these might compete or interfere with the performance of his duties and will notify the Board immediately of any change in his external interests.

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1.2Except with the written consent of the Board the Employee will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Employee from being interested, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.

1.3During his employment with the Company, the Employee will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by him in the course of his employment, whether or not that information is Confidential Information (as defined).

1.4During the term of this Agreement the Employee shall not make (other than for the benefit of the Company or any Group Company) any statement or record in whatsoever medium relating to any matter within the scope of the business of the Company or any Group Company or use such record or allow it/ them to be used other than for the benefit of the Company or any Group Company.

1.5During his employment the Employee is likely to operate social media accounts, such as Linked In, which help to promote his skills and reputation as an employee of the Company for and on behalf of the Company. The Employee acknowledges and accepts that any Connections shall constitute Confidential Information of the Company and as such shall be subject to the protections afforded by clause 18.1 and 20.

17.RESTRICTIVE COVENANTS

17.1The Employee hereby agrees that at the request of the Company he will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 17 and in clause 18 (or such of them as may be appropriate in the circumstances).

17.2The Employee will not without the prior written consent of the Company or, where appropriate, Relevant Group Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:

17.2.1for a period of 12 months from the Termination Date so as to compete (or to compete in the future) with the Company or any other Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the supply or provision of Relevant Products or Services or endeavour to do so;

17.2.2for a period of 12 months from the Termination Date so as to compete (or to compete in the future) with the Company or any other Group Company deal or contract with any Relevant Customer in relation to the supply or provision of any Relevant Products or Services, or endeavour to do so;

17.2.3for a period of 12 months from the Termination Date solicit, entice away (or endeavour to solicit or entice away) from the Company or any other Group Company a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;

17.2.4for a period of 12 months from the Termination Date in connection with any business in, or proposing to be in, competition with the Company or any other Group Company employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;

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17.2.5for a period of 12 months from the Termination Date become employed, engaged, concerned or interested in any business which has at the same time as or in conjunction with or prior to the employment, appointment or engagement of the Employee, employed, appointed or engaged a Critical Person.

17.2.6within the Restricted Territory for a period of 12 months from the Termination Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to, any other business (whether conducted on its own or as part of a wider entity) which supplies or provides (or intends to supply or provide) Relevant Products or Services in competition with those parts of the business of the Company or any other Relevant Group Company with which the Employee was materially engaged or involved, or for which he was responsible, during the Relevant Period. This restriction does not apply to prevent the Employee from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a Recognised Investment Exchange or other securities market and which confer not more than 4% of the votes which could be cast at a general meeting of such company;

17.2.7for a period of 12 months from the Termination Date do or attempt to do anything which causes or may cause a Relevant Customer to cease or reduce materially its dealings or intended dealings with the Company or other Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or other Relevant Group Company;

17.2.8within the Restricted Territory for a period of 12 months from the Termination Date do or attempt to do anything which causes or may cause any Relevant Supplier or potential Relevant Supplier to cease, alter or reduce materially its supplies to the Company or any Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;

17.2.9use or seek to register, in connection with any business, any name, internet domain name (URL), social media account or other device which includes the name or device of the Company or any Group Company, any identical or similar sign or any sign or name previously used by the Company or any Group Company or at any time after the Termination Date represent himself as connected with the Company or any Group Company in any capacity.

1.3Whilst the restrictions in this clause 17 (on which the Employee hereby acknowledges he has had an opportunity to take independent legal advice) are regarded by the parties as fair and reasonable, each of the restrictions in this clause 17 is intended to be separate and severable. If any restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in clause 1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.

1.4The parties agree that the periods referred to in clauses 17.2.1 to 17.2.8 to above will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 21.2 below the Employee has been excluded from the Company’s premises and/or has been required not to carry out any duties or to carry out duties other than his normal duties.

1.5The parties further agree that in the event of breach by the Employee of any of the provisions in this clause 17 the Company will be entitled by written notice to extend the period during which the breached provisions apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Employee hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel him to comply with the provisions of this clause and/or damages, as the case may be.

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1.6For the purposes of clauses 17 and 18 the Company has entered into this Agreement as agent for and trustee of each Relevant Group Company and each Group Company respectively.

1.7If the Employee applies for or is offered a new employment, appointment or engagement, before entering into any contract the Employee will bring the terms of this clause 17 and clauses 3, 4, 18, 19 and 21.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

18.CONFIDENTIALITY

The Employee acknowledges that in the course of his employment he will be exposed to Confidential Information. The Employee has therefore agreed to accept the restrictions set out in this clause 18.

18.1The Employee will not either during his employment (including without limitation any period of absence or of exclusion pursuant to clause 21.2) or after its termination (without limit in time) make use of, or encourage or permit the use of any Confidential Information for any purposes other than those of the Company and for the benefit of the Company or any Group Company and shall take all reasonable steps to prevent the publication or disclosure of any Confidential Information.

18.2All documents, manuals, hardware and software provided by the Company or any Group Company for the Employee’s use and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile telephones or devices) remain the property of the Company or Group Company, as applicable.

18.3The restrictions contained in this clause do not apply to:

18.3.1any disclosure authorised by the Board or required in the ordinary and proper course of the Employee’s employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law;

18.3.2any information which the Employee can demonstrate is in the public domain otherwise than as a result of a breach by him of this clause or any other duties and obligations owed to the Company or any Group Company; or

18.3.3any protected disclosure made by the Employee within the meaning of Part IV A of the ERA and/or any policy on disclosure operated by the Company from time to time.

19.INTELLECTUAL PROPERTY RIGHTS

19.1The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them will automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company or any Relevant Group Company automatically the Employee holds them on trust for the Company or Relevant Group Company.

19.2To the extent that legal title in any other Intellectual Property Rights or Inventions does not vest in the Company or Relevant Group Company by virtue of clause 19.1, the Employee hereby agrees immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The arbitrator’s decisions will be final and binding on the parties and the costs of arbitration will be borne equally by the parties. The Employee agrees to keep such Intellectual Property Rights and Inventions offered to the Company or any Relevant Group Company under this

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clause 19.2 confidential until such time as the Company or Relevant Group Company has agreed in writing that the Employee may offer them for sale to a third party.

1.3The Employee agrees:

19.3.1to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

19.3.2at the Company’s request or that of any Group Company and in any event on the termination of his employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

19.3.3not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company or any Relevant Group Company; and

19.3.4to keep confidential each Employment Invention unless the Company or any Relevant Group Company has consented in writing to its disclosure by the Employee.

1.4The Employee waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

1.5The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Employee in respect of his compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

1.6The Employee undertakes to execute all documents and do all acts both during and after his employment by the Company or any Group Company as may in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of the Employee’s reasonable expenses of complying with this clause 19.6.

1.7The Employee agrees to give all necessary assistance to the Company or any Group Company at the Company’s or any Relevant Group Company’s reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third party Intellectual Property Rights.

1.8The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use his name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

20.RETURN OF COMPANY PROPERTY

20.1On request by the Company and in any event on termination of his employment or on commencement of any period of exclusion pursuant to clause 21.2 the Employee will:

20.1.1deliver up immediately to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment,

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his company car (and its keys and associated documents) (if applicable), media passwords used in accordance with clause 16.5, keys and security passes and any Confidential Information) belonging to it or any Group Company in the Employee’s possession or under his control, at the Company’s discretion being required to provide evidence of having done so. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Employee’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software, and any data stored on external sites such as contacts on social media;

20.1.2provide a signed statement confirming his compliance with this clause 20.

and the Employee hereby irrevocably authorises the Company to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf in connection with the above.

1.2The obligations set out in clause 20.1 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to the Employee or may be held on mobile devices belonging personally to the Employee where such devices are used by him to any extent in respect of his work. In such circumstances it shall be the responsibility of the Employee when returning such property to bring such issues to the attention of the Company which shall then make arrangements for the proper and lawful disposal of such information or data.

21.TERMINATION AND GARDEN LEAVE

21.1Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate the Employee’s employment immediately by summary notice in writing or may accept any breach of this Agreement by the Employee as having brought this Agreement to an end (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if he:

21.1.1commits, repeats or continues any material breach of this Agreement or his obligations under it including any material or persistent breach of his fiduciary duties or any provision of the Companies Act 2006 or similar legislation or any regulation made thereunder;

21.1.2in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious incompetence or negligence including any deliberate act of discrimination, harassment or victimisation on the grounds of race, sex, disability, sexual orientation, marital status (including civil partnership), pregnancy or maternity, gender reassignment, religion/religious belief or age;

21.1.3acts in a manner which prejudices or is likely in the reasonable opinion of the Board to prejudice the interests or reputation of the Company or any Group Company;

21.1.4is charged with any criminal offence other than an offence which does not in the opinion of the Board affect his position under this Agreement;

21.1.5is declared bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally or has a County Court administration order made against him under the County Court Act 1984;

21.1.6is prohibited by law from being a director of a company or ceases to be a director of the Company or any Group Company without the prior consent or agreement of the Board;

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21.1.7is in breach of any of the warranties set out at clause 2.5 of this Agreement, regardless of whether criminal or other sanctions are imposed where relevant;

21.1.8breaches of the Company’s policies and procedures dealing with use of internet, e mail and/or social media or otherwise makes use social media in a way which is likely to prejudice the reputation of the Company, or any Group Company or its/their employees, customers or clients;

21.1.9becomes incapacitated from performing all or any of his duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any rolling period of 12 months so long as the Employee’s entitlement to Company sick pay under clause 15.2 has been exhausted and provided such termination would not prejudice or limit the Employee’s rights under any permanent health insurance scheme referred to in clause 12.1.3.

1.2After notice of termination has been given by either party pursuant to clause 3.3.2, or if the Employee seeks to or indicates an intention to terminate his employment without notice, provided that the Employee continues to be paid and enjoys his contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.3.2:

21.2.1exclude the Employee from the premises of the Company and/or any Group Company;

21.2.2require him to carry out specified duties for the Company or any Group Company or to carry out no duties;

21.2.3announce to employees, suppliers and customers that he has been given notice of termination or has indicated an intention to resign (as the case may be);

21.2.4instruct the Employee not to directly or indirectly communicate with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of the Company or any Group Company;

21.2.5cease to give the Employee access to its computer systems or social media.

1.3For the avoidance of doubt, the Employee’s duties and obligations under clauses 5, 16, 17, 18 and 19 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.

1.4During any period of exclusion pursuant to clause 21.2 the Employee will not be entitled to accrue holiday other than his entitlement under the WTR referred to in clause 14. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion. The Employee agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.

1.5Before and after termination of the Employee’s employment, the Employee will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Group Company is or may be involved. The Company will reimburse the Employee for his reasonable expenses incurred in fulfilling his obligations under this clause. However, he shall not be entitled to any other payment or remuneration in consideration of his assistance.

1.6Before and after termination of the Employee’s employment, the Employee will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request to ensure any Social Media operated by the Employee on behalf of the

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Company is surrendered by him and passed to the control of a person nominated by the Company, including disclosure of password or other protections, where applicable.

1.7Immediately following termination of his employment, the Employee shall delete all Connections and, having done so, amend his profiles on any social media accounts to show that he is no longer employed by the Company and close the account, providing appropriate proof of having done so to the Company.

22.DUTY TO NOTIFY OF NEW EMPLOYMENT

22.1In order to enable the Company to protect its legitimate interests and to enforce its rights under this Agreement, the Employee agrees that during his employment he will notify the Company in writing of the identity of any prospective employer or business in which he wishes to be employed, engaged, concerned or interested or to which he wishes to provide technical, commercial or professional advice where, in the reasonable belief of the Employee, becoming so employed, engaged, concerned or interested or providing such advice would be likely to breach the provisions of clause 17, prior to accepting such employment and of the date on which he proposes to start his employment, engagement, concern, interest or the provision of advice.

22.2If the Employee applies for or is offered a new employment, appointment or engagement, before entering into any related contract he will bring the terms of clauses 3, 4, 17, 18, 19 and 21.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

22.3The Company shall be entitled to disclose the terms of this Agreement to any third party with or by whom the Employee is employed, engaged or otherwise interested or connected (as is appropriate) in order to protect the interests of the Company and/or any Group Company.

23.RIGHTS FOLLOWING TERMINATION

The termination of the Employee’s employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.

24.DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company’s disciplinary and grievance procedures are available from the Company Human Resources Department. These procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Employee’s contract of employment.

25.THIRD PARTY RIGHTS

Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

26.DATA PROTECTION

26.1During the course of his employment, the Employee understands that the Company will need to hold, access or process personal data of the Employee in accordance with the Data Protection Act 1998 (as amended) and may wish to monitor any use he makes of its telecommunications or computer systems. Where necessary, appropriate consents will be sought from the Employee in accordance with the Company’s data protection policy.

26.2The Employee will familiarise himself with and at all times adhere to the Company’s Data Protection Policy. The Employee undertakes to take all reasonable steps to ensure that any Company information or personal data which he accesses, holds or processes will not be available to third parties and will be kept securely by him, particularly if such information

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is accessed by or accessible to him via a mobile device, such as a laptop, pda or mobile telephone.

27.NOTICES

27.1Any notice or other form of communication given under or in connection with this Agreement will be in writing and be handed personally to the Employee or sent to the Company’s registered office or to the Employee’s place of residence (as applicable), the latter being satisfied where

27.1.1Sent to that party’s address by pre-paid first-class post or mail delivery service providing proof of delivery; or

27.1.2Delivered to or left at that party’s address.

27.2Any notice or communication given in accordance with clause 27.1 will be deemed to have been served 48 hours after posting but where it is given in accordance with clause 27.1.2 it is given at the time the notice or communication is delivered to or left at that party’s address.

27.3To prove service of a notice or communication it will be sufficient to prove that the provisions of clause 27.1 were complied with.

27.4For the avoidance of doubt, notice of directors’ meetings may be given in any manner permitted by the Company’s Articles of Association and if sent to the Employee by e-mail (to the Employee’s usual e-mail address), provided it is properly addressed, the notice shall be deemed received by the Employee immediately after it was sent.

28.MISCELLANEOUS

28.1This Agreement will be governed by and interpreted in accordance with the law of England and Wales.

28.2The courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.

28.3Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

28.4There are no collective agreements which directly affect the Employee’s terms and conditions of employment.

THIS DOCUMENT is executed as a deed and delivered on the date stated at the beginning of this Deed.

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THE SCHEDULE

Individual Terms

1.Notice Period – Clause 3.3.2

Notice from the Company to the Employee – not less than TWELVE calendar months’ Notice from the Employee to the Company – not less than SIX calendar months’
2.Salary – Clause 8.1

€600,000 per annum, paid in GBP on the 27th of each calendar month. Quarterly currency exchange adjustment payments will be made if GBP : Euro exchange rate falls below 1 : 1.10.

3.Life Insurance – Clause 12.1.1

4 x annual salary

4.Private Medical Insurance – Clause 12.1.2

the Employee and his spouse/partner and all dependent children in full time education under the age of 21

5.Pension contributions - Clauses 13.1 and 13.2

Employer contributions of 10% of the Employee’s base salary

6.Holiday – Clause 14.1

30 days per annum, inclusive of UK Public Holidays

7.Sick Pay – Clause 15.2

Full pay for a maximum period (in total) of up to six months (consecutively or in aggregate) in any 12-month period

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EXECUTED as a deed by    )
the Company    )
acting by one director in the presence of:    )

/s/Sarah Whibley
Director

Witness signature: /s/Kate Woodhouse

Name: Kate Woodhouse

Address: Sworders Close, Great Hormead, Buntingford, Herts SG9 0NT

Occupation: VP Human Resources

SIGNED as a deed by    )
Tim Ørting Jørgensen    )     /s/Tim Ørting Jørgensen
in the presence of:    )

Witness signature: /s/ Leslie Laws

Name: Leslie Laws

Address: Yalta House, Romney Road, Lydd, Kent, TN29 9LN

Occupation: Executive Assistant

not_l001\4627993\2    22
26 June 2020